UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2010

SeaBright Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34204 (Commission File Number)	56-2393241 (IRS Employer Identification No.)

1501 4th Avenue, Suite 2600
Seattle, Washington  98101
(Address of Principal executive offices, including  Zip Code)

206-269-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2010, the Board of Directors of SeaBright Insurance Holdings, Inc. (the “Company”) appointed Scott H. Maw to serve as the Company’s and its subsidiary's, SeaBright Insurance Company, senior vice president, chief financial officer, and assistant secretary.  Mr. Maw has held management positions in the financial services industry for nearly 20 years.  From 2008 to 2010, he served as senior vice president and chief financial officer, Retail/Consumer Bank, for JP Morgan Chase. From 2003 to 2008, he was chief financial officer for Retail Banking and senior vice president of Financial Planning and Analysis for Washington Mutual, Inc.. Prior to that, from 1994 to 2003, Mr. Maw held financial leadership positions with General Electric Financial, including serving as chief financial officer for GE Insurance Holdings, Inc. in London.

There are no arrangements or understandings between Mr. Maw and any other person pursuant to which he was selected as chief financial officer and there are no related party transactions between Mr. Maw and the Company.

Pursuant to an employment offer letter between Mr. Maw and the Company, Mr. Maw is entitled to an annual base salary of $350,000. The offer letter contemplates that Mr. Maw will receive, subject to the approval of the Company’s Compensation Committee of the Board of Directors (“Compensation Committee”) at its next regularly scheduled meeting following Mr. Maw’s date of hire, shares of restricted stock worth $500,000, awarded pursuant to the Company’s Amended and Restated 2005 Long-Term Equity Incentive Plan. $250,000 of such restricted stock grant would vest twelve months from the date of grant. If Mr. Maw terminates his employment with the Company on a voluntary basis within 36 months of his employment date, that $250,000 restricted stock grant is subject to his repayment to the Company, in cash or shares of stock, of 100% of the grant’s value, calculated as the dollar value of the shares at the date of the grant. Pursuant to the offer letter, the grant of the remainder $250,000 of restricted stock would vest on the third anniversary of the date of grant.  In addition, for the bonus plan year 2010 only and subject to the approval of the Compensation Committee, Mr. Maw is entitled to a bonus guarantee payable on or before March 15, 2011 at a  bonus target level of 65% of his annual base salary. For the 2010 performance year only, Mr. Maw is also entitled to a restricted stock and an incentive stock option award guarantee with a total value of $350,000, such award to be 75% restricted stock and 25% incentive stock options. The offer letter contemplates that the foregoing restricted stock and incentive stock option awards would be made in the first quarter of calendar year 2011, subject to the approval of the Compensation Committee, with the restricted stock cliff vesting in 2014 and the incentive stock options vesting ratably over 4 years.  Mr. Maw will also be entitled to the corporate relocation package, in an amount not to exceed $200,000. In the event that Mr. Maw is terminated from the Company (other than for cause as defined in the offer letter) due to elimination of his position or a material change in control of the Company during the first 12 months of his employment, he will be entitled to 100% of his annual base salary, payable from the date of termination for a period of 12 months thereafter.

A copy of the employment offer letter between Mr. Maw and the Company is attached to this current report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

A copy of the press release dated February 3, 2010 announcing the appointment of Mr. Maw is attached to this current report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABRIGHT INSURANCE HOLDINGS, INC.

By:	/s/ John G. Pasqualetto
John G. Pasqualetto
Chairman, President and Chief Executive Officer

Date: February 9, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment offer letter dated January 4, 2010

99.1	Press release dated February 3, 2010